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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT



     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)         June 19, 2001
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                               Dean Foods Company
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             (Exact name of registrant as specified in its charter)

          Delaware                     1-08262                  36-0984820
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(State or other jurisdiction     (Commission File No.)         (IRS Employer
      of incorporation)                                      Identification No.)

  3600 N. River Road                Franklin Park, IL              60131
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(Address of principal executive offices)                        (Zip Code)

Registrant's telephone number, including area code    (847) 678-1680
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          (Former name or former address, if changed since last report)

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Item 5 - Other Events

                   DEAN FOODS COMPANY REVISES EARNINGS OUTLOOK

Franklin Park, Illinois...June 19, 2001...Dean Foods Company ("Dean" or the "Company") (NYSE: DF) announced today that it expects to report earnings for the fourth quarter ending May 27, 2001 below Wall Street consensus estimates as a result of weaker than expected results in the Specialty Foods and National Refrigerated Products segments.

The Company said it expects to report earnings per share in the range of $0.40 to $0.43 in the fourth quarter of fiscal 2001 compared with the consensus earnings estimate of $0.64 per share and $0.83 per share in the fourth quarter of fiscal 2000. Full year fiscal 2001 earnings per share are expected to be in the range of $2.25 to $2.28 per share. These estimates exclude costs of approximately $22 million incurred as a result of the previously announced merger transaction with Suiza Foods Corporation.

The Company expects to report record sales in the fourth quarter. Revenue growth for the quarter was in the 12% range, reflecting increases in the Dairy Group, especially in ice cream, and new product launches and base business growth in the National Refrigerated Products Group.

Dairy Group earnings exceeded expectations for the quarter primarily due to solid performance in fluid milk, particularly in the Midwest and North Central regions. However, the Company said these positive results were more than offset by the following:

- Lower than anticipated results in its Specialty Foods Group due to lower sales volumes, increased trade and promotional spending, and higher manufacturing and crop costs for pickles products;

- Lower than anticipated volumes and higher promotional spending in the National Refrigerated Products Group for dips and dressings products; and

- Increased expense for certain stock-based compensation programs due to the recent increase in the Company's stock price.

"Obviously, we are disappointed in the finish to fiscal 2001", said Howard Dean, Chairman and Chief Executive Officer. "Fiscal 2001 was a transitional year for Dean. In the fourth quarter we made progress in many areas, most notably in gaining efficiencies in the processing of intermediate and extended shelf life dairy products, but we have more to do. We will continue to focus on cost savings initiatives and our commitment to search for all opportunities for pricing adjustments and improvements in manufacturing efficiencies."

The Company plans to report fourth quarter and full year fiscal 2001 earnings on June 27th.

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ABOUT DEAN FOODS:
Dean Foods is one of the nation's leading dairy processors and distributors producing a full line of branded and private label products, including fluid milk, ice cream and extended shelf life products, which are sold under the Dean's label and other strong regional brand names. Dean Foods is the industry leader in other food products including pickles, powdered non-dairy coffee creamers, aseptically packaged foodservice products, and refrigerated dips and salad dressings.

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this press release. These risks include, but are not limited to, the ability to integrate acquisitions, adverse weather conditions resulting in poor harvest conditions, raw milk, resin, and fuel costs, interest rate fluctuations, the level of promotional spending, competitive pricing pressures, the effectiveness of marketing and cost management programs, and shifts in market demand.

OTHER LEGAL INFORMATION:
Dean Foods and Suiza Foods expect to file with the SEC a joint proxy statement/prospectus and other relevant documents concerning the proposed merger transaction. Investors are urged to read the joint proxy statement/prospectus and any amendments or supplements as well as other documents filed with the SEC. All such materials are accessible free of charge at the SEC's website ( http://www.sec.gov ). In addition, all such materials may be obtained free of charge by contacting Dean Foods, 3600 North River Road, Franklin Park, Illinois 60131, Attn: Investor Relations (tel 847-678-1680) or Suiza Foods, 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201, Attn: Investor Relations (tel 214-303-3400).

Dean, Suiza and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Dean and Suiza in favor of the transaction. The directors and executive offices of Dean and their beneficial ownership of Dean common stock are set forth in the proxy statement for the 2000 annual meeting of Dean. The directors and executive officers of Suiza and their beneficial ownership of Suiza common stock are set forth in the proxy statement for the 2001 annual meeting of Suiza. Stockholders of Dean and Suiza may obtain additional information regarding the interest of such participants by reading the joint proxy statement prospectus when it becomes available.

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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                Dean Foods Company
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                                                   (Registrant)


Date:    June 19, 2001                       /s/ Barbara A. Klein
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                                                 Barbara A. Klein
                                            Vice President Finance and
                                              Chief Financial Officer